Exhibit (10)n
KIMBERLY-CLARK CORPORATION
NONQUALIFIED STOCK OPTION
AWARD AGREEMENT

This Award, granted effective on __________ (the “Grant Date”), by Kimberly-Clark Corporation, a Delaware corporation (hereinafter called the “Corporation”), to __________ (the “Participant”) is subject to the terms and conditions of the 2011 Equity Participation Plan (the “Plan”) and the Award Agreement, including any country-specific terms and conditions contained in Appendix A to the Award Agreement.

W I T N E S S E T H:

WHEREAS, the Corporation has adopted the Plan to encourage those employees who materially contribute, by managerial, scientific or other innovative means, to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation's and its Affiliates’ long-term success;

NOW, THEREFORE, it is agreed as follows:

1.    Number of Shares Optioned; Option Price. The Corporation grants to the Participant the right and option to purchase in his own name, on the terms and conditions hereinafter set forth, all or any part of an aggregate of _______ shares of the $1.25 par value Common Stock of the Corporation, and at the purchase price of $_____ per share, as granted on the date set forth above. This option shall not be an incentive stock option within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

2.    Exercise of Option.

(a)    Limitations on Exercise. This option shall be subject to forfeiture until the Participant becomes vested in such Awards according to the schedule set forth below. This option shall not be exercisable until at least one year has expired after the granting of this option, during which time the Participant shall have been in the continuous employ of the Corporation or an Affiliate; provided, however, that the option shall become exercisable immediately in the event of a Qualified Termination of Employment of the Participant, without regard to the limitations set forth below in this subsection. At any time during the period of this option after the end of the first year, the Participant may purchase up to 30 percent of the shares covered by this option; after the end of the second year, an additional 30 percent; and after the end of the third year, the remaining 40 percent of the total number of shares covered by the option, so that, upon the expiration of the third year, the Participant will have become entitled to purchase all shares subject to this option; provided, however, that if the Participant's employment is terminated for any reason other than death, Retirement, or Total and Permanent Disability, this option shall only be exercisable for three months following such termination and only for the number of shares which were exercisable on the date of such termination. In no event, however, may this option be exercised more than ten (10) years after the date of its grant.

The above provisions of Section 2(a) notwithstanding, to the extent provided by rules of the Committee referred to in the Plan (hereinafter referred to as the "Committee"), this option is not exercisable during any period during which the Participant's right to make deposits to the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan is suspended pursuant to a provision of such plan or rules adopted thereunder to comply with regulations regarding hardship withdrawals promulgated by the U.S. Internal Revenue Service.

A termination of employment shall not be deemed to have occurred while a Participant is on military leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Corporation or an Affiliate under an applicable statute or by contract. For purposes of this subparagraph, a leave of absence, including any garden leave or similar leave, constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation or an Affiliate. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing sentence, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence is substituted for such six-month period in determining whether a termination of employment shall be deemed to have occurred. A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for purposes of the Plan. A Participant who is classified as an intermittent employee shall be deemed to have a termination of employment for purposes of the Plan.

For purposes of this Award, a termination of employment includes a termination that is deemed an “unfair dismissal” or a “constructive dismissal.” Further, the Participant understands that the Award is a conditional right. Participant shall forfeit any unvested Award upon termination of employment except as provided above, for example, regardless of whether (1) the Participant is considered to be unfairly dismissed without good cause; (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant terminates his or her employment or service relationship due to a change of work location, duties or any other employment or contractual condition; and (4) the Participant terminates his or her employment or service relationship due to a unilateral breach of contract by the Corporation or an Affiliate. Consequently, upon termination of the Participant’s employment or service relationship for any of the above reasons, the Participant may automatically lose any rights to the Awards that were not vested on the date of termination of the Participant’s employment or service relationship, as described in the Plan and the Award Agreement.

(b)    Exercise after Death, Retirement, or Disability. If the Participant dies, Retires or becomes Totally and Permanently Disabled without having exercised this option in full, the remaining portion of this option, determined without regard to the limitations in subsection 2(a), may be exercised within the earlier of (i) three years from the date of death or Total and Permanent Disability or five years from the date of Retirement, as the case may be, or (ii) the remaining period of this option. In the case of a Participant who dies, this option may be exercised by the person or persons to whom the Participant's rights under this option shall pass by will or by applicable law or, if no such person has such rights, by his executor or administrator.

Notwithstanding the above, if the Corporation receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable Retirement treatment that applies to this option pursuant to this subsection (b) being deemed unlawful and/or discriminatory, then the Corporation will not apply the favorable Retirement treatment at the time of termination and this option will be treated as it would under the rules that apply if the Participant’s employment is terminated for reasons other than Retirement.

(c)    Method of Exercise. This option shall be exercised by executing and delivering to the authorized agent of the Corporation, either directly or through an on-line internet transaction with a brokerage firm authorized by the Corporation, a notice of exercise as to which option rights are being exercised or by complying with such other procedures as the Corporation may establish for notifying the Corporation.  The Participant must pay the full the option price of the shares at the time being acquired for which the option is exercised and any Tax-Related Items (as defined in the Acknowledgment of Conditions section).  Payment may be made in cash or, for U.S. Participants only, in shares of the Corporation's Common Stock as set forth in the terms and conditions of exercise.  The date of exercise shall be deemed to be the date of receipt of the notice and payment for the shares being purchased.  The Participant shall have none of the rights of a stockholder with respect to shares covered by such options until the Participant becomes record holder of such shares.

(d)    Payment of Tax-Related Items. No shares of Common Stock may be purchased under this option, unless prior to or simultaneously with such purchase, (i) the Participant or (ii) in the event of his death, the person succeeding to his rights hereunder, pay to the Corporation or an Affiliate, as applicable, such amount as the Corporation advises is required under applicable federal, state or local laws to withhold and pay over to governmental taxing authorities in relation to this option. Unless otherwise determined by the Committee, payment of required Tax-Related items (as defined in the Acknowledgment of Conditions section) may be made with shares of the Corporation's Common Stock which otherwise would be distributable upon exercise of the option, pursuant to the rules of the Committee.

3.    Nontransferability and Inalienability of Benefits and Interest. Except as may otherwise be provided by the Committee, this option shall be transferable only by will or by the laws of descent and distribution, and during the Participant's lifetime shall be exercisable only by him or her. This option and the rights and privileges conferred hereby shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of the Participant.

4.    Compliance with Law. No shares of Common Stock may be purchased under this option, unless prior to the purchase thereof, the Corporation shall have received an opinion of counsel to the effect that the issuance and sale of such shares by the Corporation to the Participant will not constitute a violation of the U.S. Securities Act of 1933, as amended. As a condition of exercise, the Participant shall, if requested by the Corporation, submit a written statement in form satisfactory to counsel for the Corporation, to the effect that any shares of Common Stock purchased upon exercise of this option will be purchased for investment and not with a view to the distribution thereof within the meaning of the U.S. Securities Act of 1933, as amended, and the Corporation shall have the right, in its discretion, to cause the certificates representing shares of Common Stock purchased hereunder to be appropriately legended to refer to such undertaking or to any legal restrictions imposed upon the transferability thereof by reason of such undertaking.

The option granted hereby is subject to the condition that if the listing, registration or qualification of the shares subject hereto on any securities exchange or under any state or federal law, or if the consent or approval of any regulatory body shall be necessary as a condition of, or in connection with, the granting of the option or the delivery or purchase of shares thereunder, such option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. The Corporation agrees to use its best efforts to obtain any such requisite listing, registration, qualification, consent or approval.

The Participant is solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses, or notices, which may be necessary for the Participant to hold the Award, or to receive any payment of cash or shares or to hold or sell the shares subject to the Award, if any. Neither the Corporation nor its Affiliates will be responsible for obtaining any such approvals, licenses or permits, or for making any such notices, nor will the Corporation or its Affiliates be liable for any fines or penalties the Participant may incur for failure to obtain any required notices.

5.    No Right of Continued Employment. The granting of this option does not confer upon the Participant any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates reserve the right to discharge the Participant whenever the interest of the Corporation or its Affiliates may so require without liability to the Corporation or its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee, except as to any rights which may be expressly conferred on the Participant under this option.

6.    Discretion of the Corporation, Board of Directors and the Committee. Any decision made or action taken by the Corporation or by the Board of Directors of the Corporation or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of this option shall be within the absolute discretion of the Corporation, the Board of Directors of the Corporation or the Committee, as the case may be, and shall be conclusive and binding upon all persons.

7.    Amendments. The Committee may at any time alter or amend this option to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, (3) permitted under applicable provisions of the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended (including rule 16b-3 thereof), and (4) that such action would not result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder). Notwithstanding anything to the contrary contained herein, the Committee may not take any action that would result in any amount payable under this option qualifying as "applicable employee remuneration" as so defined for purposes of Section 162(m) of the Code.

8.    Data Privacy. The Participant hereby authorizes their actual employer (the “Employer”) to furnish the Corporation (and any agent of the Corporation administering the Plan or providing Plan recordkeeping services) with such information and data as it shall request in order to facilitate the grant of Awards and administration of the Plan and the Participant waives any data privacy rights such Participant might otherwise have with respect to such information. The Controller of personal data processing is Kimberly-Clark Corporation with registered offices at 351 Phelps Drive, Irving, Texas 75038, United States of America.

9.    Delaware Law to Govern. The Plan is governed by and subject to the laws of the United States of America. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of this Award and any rights under the Plan shall be determined in accordance with the laws of the State of Delaware and federal courts located in the District of Delaware shall be the exclusive forum for any dispute arising out of or related to the Award or the Award Agreement and the Participant consents to and waives any objection to the exercise of personal jurisdiction and venue by such courts.

10.    Purchase of Common Stock. The Corporation and its Affiliates may, but shall not be required to, purchase shares of Common Stock of the Corporation for purposes of satisfying the requirements of this option. The Corporation and its Affiliates shall have no obligation to retain and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock of the Corporation purchased for satisfying the requirements of this option.

11.    Notices. Any notice to be given to the Corporation under this option, except as required under Section 16 below, shall be addressed to the Corporation in care of its Director of Compensation located at the World Headquarters, and any notice to be given to the Participant under the terms of this option may be addressed to him at his address as it appears on the Corporation's records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government or any equivalent non-U.S. postal service.

12.    Changes in Capitalization. In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee in (a) the number of shares and the option price per share of stock subject to this option, and (b) such other provisions of this option as may be necessary and equitable to carry out the foregoing purposes, provided, however that no such adjustment or change may be made to the extent that such adjustment or change will result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section.

13.    Effect on Other Plans. All benefits under this option shall constitute special incentives and shall not affect the level of benefits provided to or received by the Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. This option shall not be construed to affect in any way the Participant's rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

14.    Successors. This Award Agreement, including but not limited to the non-competition obligations described in Section 16 below, shall be binding upon and inure to the benefit of any successor or successors of the Corporation.

15.    Defined Terms. Terms which are capitalized are defined herein or in the Plan and have the same meaning set forth in the Plan, unless the context indicates otherwise.

16.    Non-Competition Provisions For U.S. Participants Only.

(a)    As the Award is intended to encourage the Participant to continue employment with the Corporation or an Affiliate, during which time the Participant will have access to the Corporation’s or Affiliate’s confidential information and trade secrets, during the term of the Participant’s employment and for a period of two (2) years following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, without the written consent of General Counsel of the Corporation or his/her designee, either in the United States of America or in any country or countries for which Participant had development, marketing, innovation/technology (R&D), distribution, sales, administrative, operational/supply chain or manufacturing oversight responsibilities during the last twelve (12) months of Participant’s employment, either directly or indirectly, perform duties or undertake responsibilities for a Competitor that are the same or substantially similar to those duties or responsibilities that the Participant performed or undertook for the Corporation or an Affiliate during the two (2) year period prior to the end of the Participant’s employment with the Corporation or an Affiliate. As used herein, “Competitor” means a person or entity who engages in a business that is the same or substantially the same as any aspect of the Business of the Corporation. As used herein, “Business of the Corporation” is the development, production, sales and/or marketing of (i) health and hygiene products; (ii) washroom and workplace protective and safety products; and (iii) the materials, packaging and other components/subcomponents of such products. The foregoing restriction shall not apply if the Participant resides and/or primarily works in the State of California.
(b)     During the period of two (2) years following termination of the Participant’s employment with the Corporation or an Affiliate, the Participant agrees to notify the Corporation in writing prior to accepting new employment, or engaging in any other activity which may violate this Agreement, and the Participant agrees to provide in such notice information concerning the anticipated new employment or activity, including, but not limited to: name of employer; address of employer; name of new team leader; job title; and scope and responsibilities of the new position. The Participant recognizes that such duty of notification is not affected by the Participant’s belief that such employment may perhaps not violate this Agreement or otherwise be unfairly competitive with the Corporation or an Affiliate. The Participant’s written notice should be addressed to General Counsel, Attention: Non-Competition Agreement, Kimberly-Clark Corporation, 351 Phelps Drive, Irving, TX 75038. Provided, however, the foregoing notice requirement shall not apply if the Participant resides and/or primarily works in the State of California.

(c)     During the period of two (2) years following termination of the Participant’s employment with the Corporation or an Affiliate, the Participant shall provide a copy of this Section 16 of this Award Agreement to each new employer before starting in any new employment. The Participant agrees that the Corporation may notify any third party about the Participant’s obligations under Section 16 of this Award Agreement until such obligations are fulfilled.

(d)    If any provision of this Section 16 is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be deemed to be severed from the Award Agreement and such invalidity, illegality or unenforceability will not affect any other provision of the Agreement, all of which shall remain valid and enforceable. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the covenants contained in this Section 16 are unenforceable because they are overbroad in some respect, to the full extent permitted by applicable law, the court should revise or reform any aspect of this Section 16 so as to make the scope of such Section 16 as broad as can be enforced under applicable law.

(e)    In the event of an anticipated or actual breach by the Participant of this Section 16, the Participant acknowledges and agrees that damages would not be an adequate remedy to compensate the Corporation for the harm to the business of the Corporation and, in such event, agrees that the Corporation shall be entitled to a temporary restraining order and to temporary injunctive relief to prevent or terminate such anticipated or actual breach, provided, however, that nothing in this Agreement shall be construed to limit any permanent relief to which the Corporation may be entitled or the damages otherwise recoverable by the Corporation in any such event.

(f)    If the Participant violates any aspect of this Section 16, or any duty of loyalty or confidentiality imposed by law, in addition to any damages that the Participant may be required to pay, the Participant understands and agrees that the Participant shall be required to reimburse the Corporation for all its costs incurred to enforce this Agreement, including but not limited to, all attorneys’ fees.

(g)    Notwithstanding the foregoing, no section of this Section 16 is intended to or shall limit, prevent, impede or interfere with the Participant's non-waivable right, without prior notice to the Corporation, to provide information to the government, participate in investigations, testify in proceedings regarding the Corporation, Employer or any Affiliate's past or future conduct, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Participant does not need prior authorization from the Corporation to make any such reports or disclosures and is not required to notify the Corporation that the Participant has made such reports or disclosures.

17.    Acceptance of Option Terms and Conditions. A Participant has until the end of the one hundred twenty (120) day period beginning from the Grant Date of this option to accept this Award Agreement. If the Participant does not accept this Award Agreement on or before the end of such one hundred twenty (120) day period, then the grant of the right and option to purchase the shares of Common Stock of the Corporation, as set forth in Section 1, shall not be binding on and shall be voidable by the Corporation, in which case it shall have no further force or effect.

18.    Conflict with Plan. This Award is awarded pursuant to and subject to the Plan. This Award Agreement is intended to supplement and carry out the terms of the Plan. It is subject to all terms and provisions of the Plan and, in the event of a conflict, the Plan shall prevail.

Acknowledgment of Conditions

I understand, acknowledge and agree to the following conditions with respect to the Award granted to me under the Plan:

The Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended, cancelled or terminated any time, to the extent permitted by the Plan. The grant of an option is an exceptional, voluntary and occasional benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future, even if options have been granted in the past. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of option shares, vesting provisions and the exercise price.

My participation in the Plan is voluntary. Participation in the Plan will not create a right to further employment with my Employer and shall not interfere with the ability of the Employer to terminate my employment relationship at any time. The Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant Awards under the Plan to individuals who are employees of the Corporation or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Corporation or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Award and the underlying shares is unknown and unpredictable. In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Award shall be null and void.

The value of this option and the shares of Common Stock covered by this option, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Corporation or, if different, the Employer, and which are outside the scope of my employment contract, if any, and are not intended to replace any pension rights or compensation. As such, the option and the shares of Common Stock covered by this option, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension, retirement or welfare benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Corporation, the Employer or any other Affiliate.

Vesting of any option shares ceases upon termination of active employment for any reason (whether or not in breach of local labor laws and except as may otherwise be explicitly provided in the Plan document or this Award Agreement), and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when I am no longer actively employed for purposes of this option (including whether I may still be considered employed while on a leave of absence).

No claim or entitlement to compensation or damages shall arise from forfeiture of this option or diminution in value of this option resulting from termination of my employment by the Corporation or the Employer (for any reason whatsoever and whether or not in breach of local labor laws).

Unless otherwise agreed with the Corporation, the option and shares of Common Stock covered by the option, and the income from and value of same, are not granted as consideration for, or in connection with, any service I may provide as a director of any Affiliate.

The future value of the underlying shares is unknown, indeterminable, and cannot be predicted with certainty. If the underlying shares do not increase in value, the option will have no value. If I exercise this option and obtain shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the option price.

Neither the Corporation, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between my local currency and the United States Dollar that may affect the value of this option or of any amounts due to me pursuant to the exercise of this option or the subsequent sale of any shares of Common Stock acquired upon exercise.

Regardless of any action the Corporation or the Employer takes with respect to any or all income tax (including federal, state and local taxes), fringe benefit tax, social insurance, payroll tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to me (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount, if any, actually withheld by the Corporation or the Employer. I further acknowledge that the Corporation and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this option, including, but not limited to, the grant, vesting or exercise of this option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this option to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Furthermore, if I have become subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, I shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy or account for all applicable withholding obligations for Tax-Related Items. In this regard, I authorize the Corporation or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)	withholding from my wages or other cash compensation paid to me by the Corporation and/or the Employer; or

(2)
withholding from the proceeds of the sale of shares acquired pursuant to the exercise of this option, either through a voluntary sale or through a mandatory sale arranged by the Corporation (on my behalf, pursuant to this authorization); or

(3)    withholding shares to be issued upon exercise of this option.
Depending on the withholding method, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case I may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares, I am deemed, for tax purposes, to have been issued the full number of shares subject to the portion of this option that is exercised, notwithstanding that a number of shares is held back solely for the purpose of paying Tax-Related Items due as a result of any aspect of my participation in the Plan.
I shall pay to the Corporation or to the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to honor the exercise or deliver shares to me if I fail to comply with my obligation in connection with the Tax-Related Items as described herein.

The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding my participation in the Plan, or my acquisition or sale of the underlying shares. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.
The Corporation is located at 351 Phelps Drive Irving, TX 75038, USA and grants employees of the Corporation and its affiliates the opportunity to participate in the Plan, at the Corporation’s sole discretion. If I would like to participate in the Plan and I am an employee in a country outside the European Economic Area, I understand that I should review the following information about the Corporation’s data processing practices and declare my consent. If I am an employee in a country that is a member of the European Economic Area, I should review the information about the Corporation’s data processing practices set forth in Appendix A attached hereto.

(i)
Data Collection and Usage. The Corporation collects, processes and uses my personal data, including, name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, citizenship, nationality, job title, any shares of stock or directorships held in the Corporation, and details of all awards, canceled, vested, or outstanding in my favor, which the Corporation receives from me or my employer. If the Corporation offers me the opportunity to participate in the Plan, then the Corporation will collect my personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Corporation’s legal basis for the processing of my personal data would be my consent.

(ii)
Stock Plan Administration Service Providers. The Corporation transfers participant data to Merrill Lynch, an independent service provider based in the United States, which assists the Corporation with the implementation, administration and management of the Plan. In the future, the Corporation may select a different service provider and share my data with another company that serves in a similar manner. The Corporation’s service provider will open an account for me. I will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to my ability to participate in the Plan.

(iii)
International Data Transfers. The Corporation and its service providers are based in the United States. If I am outside of the United States, I should note that my country has enacted data privacy laws that are different from the United States. The Corporation’s legal basis for the transfer of my personal data is my consent.

(iv)
Data Retention. The Corporation will use my personal data only as long as is necessary to implement, administer and manage my participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Corporation no longer needs my personal data, which will generally be seven years after I participate in the Plan, the Corporation will remove it from its systems. If the Corporation keeps data longer, it would be to satisfy legal or regulatory obligations and the Corporation’s legal basis would be relevant laws or regulations.

(v)
Voluntariness and Consequences of Consent Denial or Withdrawal. My participation in the Plan and my grant of consent is purely voluntary. I may deny or withdraw my consent at any time. If I do not consent, or if I withdraw my consent, I cannot participate in the Plan. This would not affect my salary as an employee; I would merely forfeit the opportunities associated with the Plan.

(vi)
Data Subject Rights. I have a number of rights under data privacy laws in my country. Depending on where I am based, my rights may include the right to (i) request access or copies of personal data the Corporation processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the my country, and/or (vii) a list with the names and addresses of any potential recipients of the my personal data. To receive clarification regarding my rights or to exercise my rights please contact the Corporation at Attn: Long-term Incentive Plan Administration at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA.

I also understand that the Corporation may rely on a different legal basis for the processing or transfer of data in the future and/or request me to provide another data privacy consent.  If applicable and upon request of the Corporation, I agree to provide an executed acknowledgment or data privacy consent form to the Corporation or the Employer (or any other acknowledgments, agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain under the data privacy laws in my country, either now or in the future.  I understand that I will not be able to participate in the Plan if I fail to execute any such acknowledgment, agreement or consent requested by the Corporation and/or the Employer.
If I agree with the data processing practices described in this notice, I will declare my consent by clicking the "Accept" icon on the Merrill Lynch website.
My option may not be assigned, sold, encumbered, or in any way transferred or alienated.
I understand that I am solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses or notices, which may be necessary for me to exercise my option, acquire the shares or to hold or sell the shares subject to the option or restricted share unit award. Neither the Corporation nor its Affiliates will be responsible for obtaining such approvals, licenses or permits, or for making any such notices, nor will the Corporation or its Affiliates be liable for any fines or penalties I may incur for failure to obtain any required approvals, permits or licenses or to make any required notices.
In accepting the grant of this Award, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including Appendix A.
The Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: Section 2(d) on Payment of Withholding Taxes; Section 5 on No Right of Continued Employment; Section 9 on Delaware Law to Govern; the section on Acknowledgment of Conditions; and the Data Privacy Notice sections of both the Award Agreement and Appendix A for my country.
The provisions of this Award Agreement are severable and if one or more of the provisions of this Award Agreement shall be held invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nonetheless be binding and enforceable. To the extent that any provisions of this Award Agreement are held to be invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.
I acknowledge that I am sufficiently proficient in English to understand the terms and conditions of this Award Agreement. Furthermore, if I have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Notwithstanding any provisions in this Award Agreement, this option shall be subject to any special terms and conditions set forth in Appendix A to this Award Agreement for my country. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Award Agreement.

For U.S. Participants only: I acknowledge that the grant of an Award is expressly conditioned on the non-competition provisions set forth in Section 16.
The Corporation reserves the right to impose other requirements on my participation in the Plan, on this option and on any shares acquired under the Plan, to the extent that the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. I hereby consent to receive such documents by on-line delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.
A waiver by the Corporation of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by me or any other employee.
I may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect my ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of shares of Common Stock or rights to shares of Common Stock (e.g., options) or rights linked to the value of shares of Common Stock during such times as I am considered to have “inside information” regarding the Corporation (as defined by the laws in the applicable jurisdictions or my country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders I placed before possessing inside information. Furthermore, I may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. I am responsible for ensuring my compliance with any applicable restrictions and am advised to speak with my personal legal advisor on this matter.
My country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect my ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares acquired under the Plan) in a brokerage or bank account outside my country. I may be required to report such accounts, assets or transactions to the tax or other authorities in my country. I also may be required to repatriate sale proceeds or other funds received as a result of my participation in the Plan to my country through a designated bank or broker within a certain time after receipt. I acknowledge that it is my responsibility to be compliant with such regulations, and that I am advised to consult my personal legal advisor for any details.
I acknowledge that I have reviewed the Corporation’s Code of Conduct. I further acknowledge that I understand and will comply with the terms and standards contained in that Code of Conduct, including but not limited to the prohibition against retaliation, and specifically acknowledge that I have an obligation to report suspected violations of the Code of Conduct pursuant to the Corporation’s Escalation Policy.
Conclusion and Acceptance
I accept this grant via electronic signature by clicking the "Accept" icon and certify that I have read, understand and agree to the terms and conditions of the 2011 Equity Participation Plan (the "Plan"), the provisions of the applicable agreements and all other applicable documents (including any country-specific terms for my country). I hereby authorize my employer to furnish the Corporation (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of options and enable administration of the Plan and I understand that such information shall be used only as long and to the extent necessary to administer my participation in the Plan. I agree that my participation in the Plan and the awards granted to me under the Plan will be governed solely by provisions of U.S. law.

KIMBERLY-CLARK CORPORATION
NONQUALIFIED STOCK OPTION
AWARD AGREEMENT
APPENDIX A
Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Plan and/or the Award Agreement.
This Appendix A includes additional terms and conditions that govern this option granted to the Participant under the Plan if the Participant resides and/or works in one of the countries listed below.
This Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2018. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information be out of date at exercise of this option or the subsequent sale of shares acquired under the Plan or receipt of any dividends.
In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Corporation is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in the Participant is currently residing and/or working, transferred or transfers employment and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant. The Corporation shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to the Participant in such circumstances.
EUROPEAN ECONOMIC AREA
Data Protection
For Participants resident in a country in the European Economic Area, the following language replaces in its entirety the data privacy section in the Acknowledgment of Conditions section of the Award Agreement:
(a)The Participant is hereby notified of the collection, use and transfer outside of the European Economic Area, as described in the Award Agreement, in electronic or other form, of his or her Personal Data (defined below) by and among, as applicable, the Corporation and certain of its Affiliates for the exclusive and legitimate purpose of implementing, administering and managing the Participant’s participation in the Plan.
(b)The Participant understands that the Corporation and the Employer hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation, details of all entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the purpose of implementing, administering and managing the Plan.
(c)The Participant understands that providing the Corporation with this Personal Data is necessary for the performance of the Award Agreement and that the Participant's refusal to provide the Personal Data would make it impossible for the Corporation to perform its contractual obligations and may affect the Participant's ability to participate in the Plan. The Participant's Personal Data shall be accessible within the Corporation only by the persons specifically charged with Personal Data processing operations and by the persons that need to access the Personal Data because of their duties and position in relation to the performance of the Award Agreement.
(d)The Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant may, at any time and without cost, contact Long-term Incentive Plan Administration at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA to enforce his or her rights under the data protection laws in the Participant's country, which may include the right to (i) request access or copies of Personal Data subject to processing; (ii) request rectification of incorrect Personal Data; (iii) request deletion of Personal Data; (iv) request restriction on processing of Personal Data; (v) request portability of Personal Data; (vi) lodge complaints with competent authorities in the Participant's country; and/or (vii) request a list with the names and addresses of any potential recipients of Personal Data.
(e)The Corporation provides appropriate safeguards for protecting Personal Data that it receives in the U.S. through its adherence to data transfer agreements entered into between the Corporation and its Affiliates within the European Union.
(f)Further, the Participant understands that the Corporation will transfer Personal Data to Merrill Lynch and/or such other third parties as may be selected by the Corporation, which are assisting the Corporation with the implementation, administration and management of the Plan. The Corporation may select a different service provider or additional service providers and share Personal Data with such other provider(s) serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(g)Merrill Lynch is based in the United States. The Participant's country or jurisdiction may have different data privacy laws and protections than the United States. Notwithstanding, by participating in the Plan, the Participant agrees to the transfer of his or her Personal Data to Merrill Lynch for the exclusive purpose of administering the Participant's participation in the Plan. The Corporation's legal basis, where required, for the transfer of Data to Merrill Lynch is the Participant's consent.
(h)Finally, the Participant may choose to opt out of allowing the Corporation to share his or her Personal Data with Merrill Lynch and others as described above, although execution of such choice may mean the Corporation cannot grant awards under the Plan to the Participant. For questions about this choice or to make this choice, the Participant should contact Long-term Incentive Plan Administration at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA.
ARGENTINA
Securities Law Information
Neither this option nor the shares of Common Stock covered by this option are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Foreign Asset/Account Reporting Information
Argentine residents must report any shares of Common Stock acquired under the Plan and held on December 31st of each year on their annual tax return for the year.
Exchange Control Information
Please note that exchange control regulations in Argentina are subject to frequent change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations the Participant may have in connection with the Participant’s participation in the Plan. The Participant must comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the exercise of the option, the subsequent sale of any shares of Common Stock acquired upon exercise and the receipt of any dividends paid on such shares.
AUSTRALIA
Exercise of Option
Notwithstanding Section 2(b) of the Award Agreement, this option shall only be exercisable for three months following termination of employment, regardless of the reason of such termination.
Tax Information
The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Securities Law Information
If the Participant acquires shares of the Corporation’s Common Stock covered by this option and the Participant offers his or her shares of the Corporation’s Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.
Compliance with Laws
Notwithstanding anything else in the Plan or the Award Agreement, the Participant will not be entitled to and shall not claim any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth.) (the “Act”), any other provision of the Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in a general meeting for the purpose of overcoming any such limitation or restriction.
Exchange Control Information
Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Participant's behalf.
BAHRAIN
Securities Law Information
The Award Agreement, Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute advertising or the offering of securities in Bahrain, nor do they constitute an allotment of securities in Bahrain. Any shares of Common Stock issued upon exercise of the options will be deposited into a Corporation-designated brokerage account outside Bahrain. In no event will shares of Common Stock be issued or delivered in Bahrain. The issuance of shares of Common Stock pursuant to the options described herein has not and will not be registered in Bahrain and, hence, the shares of Common Stock described herein may not be admitted or used for offering, placement or public circulation in Bahrain. Accordingly, the Participant may not make any public advertising or announcements regarding the options or shares of Common Stock in Bahrain, promote these shares of Common Stock to legal entities or individuals in Bahrain, or sell shares of Common Stock directly to other legal entities or individuals in Bahrain. Any disposition or sale of such shares of Common Stock must take place outside Bahrain.
BELGIUM
Tax Considerations
This option must be accepted more than 60 days after the offer.
Foreign Asset/Account Reporting Information
Belgian residents are required to report any securities (e.g., shares of Common Stock) or bank accounts opened and maintained outside Belgium (e.g., any brokerage account opened in connection with the Plan) on their annual tax returns. Belgian residents are also required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located. The forms to complete this report are available on the website of the National Bank of Belgium. Belgian residents should consult with their personal tax advisors to determine their personal reporting obligations.
Stock Exchange Tax
From January 1, 2017, a stock exchange tax applies to transactions executed through a non-Belgian financial intermediary. The stock exchange tax likely will apply when shares of Common Stock are sold. The Participant should consult with his or her personal tax advisor to determine his or her obligations with respect to the stock exchange tax.

BOLIVIA
There are no country-specific provisions.
BRAZIL
Compliance with Law
By accepting this option, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the exercise of this option, the receipt of any dividends, and the sale of shares of Common Stock acquired under the Plan.
Labor Law Acknowledgment
By accepting the Award, the Participant agrees that (i) the Participant is making an investment decision; (ii) the shares of Common Stock will be issued to Participant only if the vesting and/or performance conditions are met, and (iii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the Restricted Period without compensation to the Participant.
Exchange Control Information
If the Participant is resident or domiciled in Brazil, he or she will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include shares of Common Stock.
Tax on Financial Transaction (IOF)
Payments to foreign countries and repatriation of funds into Brazil (including payment of the exercise price and proceeds from the sale) and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant's responsibility to comply with any applicable Tax on Financial Transactions arising from participation in the Plan.
CANADA
Form of Payment
Due to regulatory considerations in Canada, the Participant is prohibited from surrendering shares of Common Stock that he or she already owns or attesting to the ownership of shares to pay the option price or any Tax-Related Items in connection with this option.
Securities Law Information
The Participant is permitted to sell shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The Corporation’s shares are currently listed on New York Stock Exchange.
Acknowledgment of Conditions
The following provision supplements the Acknowledgment of Conditions section of the Award Agreement:
Except as may otherwise be explicitly provided in the Plan or this Award Agreement, my right to vest in this option will terminate and the period remaining to exercise the option will be measured effective as of the date that is the earlier of: (1) the date my employment is terminated, (2) the date I receive notice of termination of employment or service from the Employer, or (3) the date I am no longer actively employed or providing services, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law, and/or common law); the Committee shall have the exclusive discretion to determine when I am no longer actively employed or providing services for purpose of this option (including whether I may still be considered employed while on a leave of absence).

Foreign Asset/Account Reporting Information
Foreign specified property (including shares of Common Stock) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign specified property exceeds C$100,000 at any time during the year. Foreign specified property includes shares of Common Stock acquired under the Plan and may include options. The options must be reported - generally at a nil cost - if the $100,000 cost threshold is exceeded because of other foreign property the Participant holds. If shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would normally equal the Fair Market Value of the shares at exercise, but if the Participant owns other shares, this ACB may have to be averaged with the ACB of the other shares. If due, the Form must be filed by April 30 of the following year. The Participant should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.
The following provisions apply if the Participant is a resident of Quebec:
Language Consent
The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Authorization to Release and Transfer Necessary Personal Information
The Participant hereby authorizes the Corporation and the Corporation’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Corporation, any Affiliate and the plan administrators to disclose and discuss the Plan with their advisors. The Participant further authorizes the Corporation and any Affiliate to record such information and to keep such information in the Participant’s employee file.
COLOMBIA
Securities Law Information
The Plan is offered in Colombia on the basis that offer of the options and/or the sale of any shares of common stock under the Plan will not constitute a “public offering of securities” under Law 964 of 2005. In the event that the Corporation, in its sole discretion, determines that the offer of the options in Colombia may constitute a “public offer of securities” under Law 964 of 2005, the Participant understands and agrees that the Corporation may, in its sole discretion, cease to offer participation in the Plan in Colombia. In the event that the Corporation exercises its discretion to cease offering the Plan in Colombia, the Participant will no longer be permitted to participate in the Plan as of the date established by the Corporation.
Exchange Control Information
Investments in assets located abroad (including shares of Common Stock acquired under the Plan) are subject to registration with the Central Bank (Banco de la República) if the Participant’s aggregate investments held abroad (as of December 31 of the applicable calendar year) equal or exceed US$500,000. When the Participant sells shares of Common Stock (or other investments) held abroad, the Participant may choose to keep the resulting sums abroad or to repatriate them to Colombia. If the Participant chooses to repatriate funds to Colombia and has not registered his or her investment with Banco de la República, the Participant must file Form No. 5 with Banco de la República upon conversion of funds into local currency, which should be duly completed to reflect the nature of the transaction. If the investment was previously registered with Banco de la República, then the Participant must file Form No. 4 with Banco de la República upon conversion of funds into local currency, which should be duly completed to reflect the nature of the transaction.
If shares of Common Stock are sold immediately upon receipt, no registration is required because no shares of Common Stock are held abroad. The Participant should consult with his or her personal legal advisor to ensure compliance with the applicable requirements.
If the Participant uses the cashless sell-all method of exercise, then no registration is required because no funds are remitted from Colombia and no shares are held abroad.

Acknowledgment of Conditions
The following provision supplements the Acknowledgment of Conditions section of the Award Agreement:
I acknowledge that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of my “salary” for any legal purpose.
COSTA RICA
There are no country-specific provisions.
CROATIA
Exchange Control Information
The Participant must report any foreign investments (including any shares of Common Stock) to the Croatian National Bank for statistical purposes. However, because exchange control regulations may change without notice, the Participant should consult with his or her legal advisor to ensure compliance with current regulations. It is the Participant’s responsibility to comply with Croatian exchange control laws.
CZECH REPUBLIC
Exchange Control Information
The Czech National Bank may require the Participant to fulfill certain notification duties in relation to the acquisition of shares of Common Stock and the opening and maintenance of a foreign account. Even in the absence of a request from the CNB the Participant may need to report foreign direct investments with a value of CZK 2,500,000 or more in the aggregate and/or other foreign financial assets with a value of CZK 200,000,000 or more. However, because exchange control regulations change frequently and without notice, the Participant should consult with his or her personal legal advisor prior to the exercise of this option and the sale of Common Stock to ensure compliance with current regulations. It is the Participant’s responsibility to comply with any applicable Czech exchange control laws.
DOMINICAN REPUBLIC
There are no country-specific provisions.
ECUADOR
There are no country-specific provisions.
EL SALVADOR
There are no country-specific provisions.
FRANCE
Option Not Tax-Qualified
The Participant understands that this option is not intended to be French tax-qualified.
Consent to Receive Information in English
By accepting the Award Agreement providing for the terms and conditions of the Participant’s grant, the Participant confirms having read and understood the documents relating to this grant (the Plan and the Award Agreement), which were provided in the English language. The Participant accepts the terms of those documents accordingly.
En acceptant le Contrat d'Attribution décrivant les termes et conditions de l’attribution d’options, l'employé confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan U.S. et ce Contrat d'Attribution) qui ont été communiqués en langue anglaise. L'employé accepte les termes en connaissance de cause.

Foreign Asset/Account Reporting Information
French residents holding shares of Common Stock outside of France or maintaining a foreign bank account are required to report such to the French tax authorities when filing their annual tax returns, including any accounts that were closed during the year. Further, failure to comply could trigger significant penalties.
GERMANY
Exchange Control Information
Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. No report is required for payments less than €12,500. In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be made by the 5th day of the month following the month in which the payment was received. Effective from September 2013, the report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant is responsible for satisfying the reporting obligation.
GUATEMALA
Language Waiver
By participating in the Plan, the Participant acknowledges that he or she is proficient in reading and understanding English and fully understands the terms of the Plan, the Award Agreement and this Appendix A.
HONDURAS
There are no country-specific provisions.
HONG KONG
Securities Law Warning
The offer of this option and the shares of Common Stock covered by this option do not constitute a public offering of securities under Hong Kong law and are available only to Participants of the Corporation or its Affiliates participating in the Plan. The Participant should be aware that the Plan, the Plan prospectus and the contents of this Award Agreement (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each Participant and may not be distributed to any other person. The Participant is advised to exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of the Award Agreement, including this Appendix A, or the Plan, the Participant should obtain independent professional advice.
Sale of Shares
In the event that any portion of this option vests within six months of the Grant Date, the Participant agrees that he or she will not offer to the public or otherwise dispose of the shares acquired prior to the six-month anniversary of the Grant Date. Any shares of Common Stock acquired under the Plan are accepted as a personal investment.
Occupational Retirement Schemes Ordinance Alert
The Corporation specifically intends that neither this option nor the Plan will be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”).
INDONESIA
Exchange Control Information
If the Participant remits funds into or out of Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report. Although the bank through which the transaction is made is required to make the report, the Participant must complete a “Transfer Report Form.” The Transfer Report Form will be provided to the Participant by the bank through which the transaction is to be made.
ISRAEL
Securities Law Information
The offer of this option does not constitute a public offering under the Securities Law, 1968.
Method of Exercise
Notwithstanding anything to the contrary in the Award Agreement, the Participant must exercise this option using the cashless sell-all exercise method. To complete a sell-all cashless exercise, the Participant should notify a licensed securities broker acceptable to the Corporation to: (i) sell all of the shares upon exercise; (ii) use the proceeds to pay the option price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant. If the Participant does not complete this procedure, the Corporation may refuse to allow the Participant to exercise this option. The Corporation reserves the right to provide the Participant with additional methods of exercise depending on local developments.
ITALY
Method of Exercise
Notwithstanding anything to the contrary in the Award Agreement, the Participant must exercise this option using the cashless sell-all exercise method. To complete a cashless sell-all exercise, the Participant should notify a licensed securities broker acceptable to the Corporation to: (i) sell all of the shares upon exercise; (ii) use the proceeds to pay the option price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant. If the Participant does not complete this procedure, the Corporation may refuse to allow the Participant to exercise this option. The Corporation reserves the right to provide the Participant with additional methods of exercise depending on local developments.
Plan Document Acknowledgment
In accepting the grant of this option, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix A.
The Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: Section 2(d) on Payment of Withholding Taxes; Section 5 on No Right of Continued Employment; Section 9 on Delaware Law to Govern; the section on Acknowledgment of Conditions; and the Data Privacy Notice section included in this Appendix A.
Foreign Asset/Account Reporting Information
Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Common Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.
Foreign Asset Tax Information
The value of financial assets held outside of Italy (including shares of Common Stock) by Italian residents is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock acquired under the Plan) assessed at the end of the calendar year.

JAPAN
Exchange Control Information
If the Participant acquires shares of Common Stock valued at more than ¥100,000,000 in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the shares.
In addition, if the Participant pays more than ¥30,000,000 in a single transaction for the purchase of shares when the Participant exercises this option, the Participant must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.
A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that the Participant pays upon a one-time transaction for exercising this option and purchasing shares of Common Stock exceeds ¥100,000,000, then the Participant must file both a Payment Report and a Securities Acquisition Report.
Foreign Asset/Account Reporting Information
Japanese residents will be required to report details of any assets (including any shares of Common Stock acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15th of the following year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Participant and whether the Participant will be required to report details of any outstanding options or shares of Common Stock held by the Participant in the report.
KAZAKHSTAN
Securities Law Notification
This offer is addressed only to certain eligible employees in the form of the shares of Common Stock to be issued by the Corporation. Neither the Plan nor the Award Agreement has been approved, nor do they need to be approved, by the National Bank of Kazakhstan. This offer is intended only for the original recipient and is not for general circulation in the Republic of Kazakhstan.
Exchange Control Information
Residents of Kazakhstan may be required to notify the National Bank of Kazakhstan when they acquire shares of Common Stock under the Plan if the value of such shares of Common Stock exceeds US$100,000.
Please note that the exchange control regulations in Kazakhstan are subject to change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations that the Participant may have prior to exercising the option or receiving proceeds from the sale of shares of Common Stock acquired under the Plan. The Participant is responsible for ensuring compliance with all exchange control laws in Kazakhstan.
MALAYSIA
Data Privacy Notice
This provision replaces in its entirety the data privacy section in the Acknowledgment of Conditions section of the Award Agreement.
I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Award Agreement and any other this option grant materials by and among, as applicable, the Employer, the Corporation and its other Affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan.
I understand that the Corporation and the Employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
I understand that Data will be transferred to Merrill Lynch, or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative Frieda.Koh@kcc.com at telephone number 603 78068231. I authorize the Corporation, Merrill Lynch and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing my consent is that the Corporation would not be able to grant me options or other equity awards or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.
Malaysian Translation
Saya dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi saya seperti yang diterangkan dalam Perjanjian Penganugerahan dan apa-apa bahan geran opsyen lain oleh dan di antara, seperti mana yang terpakai, Majikan, Syarikat dan Anak-Anak Syarikat Sekutunya untuk tujuan ekslusif bagi melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan.
Saya memahami bahawa Syarikat dan Majikan mungkin memegang maklumat peribadi tertentu tentang saya, termasuk, tetapi tidak terhad kepada, nama saya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang di Syarikat, butir-butir semua opsyen atau apa-apa hak lain atas syer dalam saham biasa yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah saya ("Data"), untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan.
Saya memahami bahawa Data akan dipindahkan kepada Merrill Lynch, atau pembekal perkhidmatan pelan saham yang mungkin ditetapkan oleh Syarikat pada masa depan yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan. Saya memahami bahawa penerima-penerima Data mungkin berada di Amerika Syarikat atau mana-mana tempat lain dan bahawa negara penerima-penerima (contohnya di Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara saya. Saya memahami bahawa saya boleh meminta satu senarai yang mengandungi nama dan alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan saya Frieda.Koh@kcc.com, T: 603 78068231. Saya memberi kuasa kepada Syarikat, Merill Lynch dan mana-mana penerima-penerima lain yang mungkin membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan. Saya memahami bahawa Data hanya akan disimpan untuk tempoh yang perlu bagi melaksanakan, mentadbir, dan menguruskan penyertaan saya dalam Pelan. Saya memahami bahawa saya boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan saya. Saya selanjutnya memahami bahawa saya memberi persetujuan ini secara sukarela. Sekiranya saya tidak bersetuju, atau kemudian membatalkan persetujuan saya, status pekerjaan atau perkhidmatan dan kerjaya saya dengan Majikan tidak akan terjejas; satunya akibat jika saya tidak bersetuju atau menarik balik persetujuan saya adalah bahawa Syarikat tidak akan dapat menganugerahkan kepada saya opsyen atau anugerah ekuiti lain atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, saya memahami bahawa keengganan atau penarikan balik persetujuan saya boleh menjejaskan keupayaan saya untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan saya untuk memberikan keizinan atau penarikan balik keizinan, saya memahami bahawa saya boleh menghubungi wakil sumber manusia tempatan saya.

Director Notification Obligation
If the Participant is a director of the Corporation’s Malaysian Affiliate, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when the Participant receives or disposes of an interest (e.g., an option or shares of Common Stock) in the Corporation or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Corporation or any related company.
MEXICO
Modification
By accepting this option, the Participant understands and agrees that any modification of the Plan or the Award Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Acknowledgment of Grant
In accepting this option, the Participant acknowledges that the Participant has received a copy of the Plan and the Award Agreement, including this Appendix A, has reviewed the Plan and the Award Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix A. The Participant further acknowledges that the Participant has read and specifically and expressly approves the Acknowledgment of Conditions section of the Award Agreement, in which the following is clearly described and established:

(1)	The Participant’s participation in the Plan does not constitute an acquired right.

(2)	The Plan and the Participant’s participation in the Plan are offered by the Corporation on a wholly discretionary basis.

(3)	The Participant’s participation in the Plan is voluntary.

(4)	Neither the Corporation nor any Affiliate is responsible for any decrease in the value of this option and/or shares of Common Stock acquired under the Plan.
Labor Law Acknowledgment and Policy Statement
In accepting the grant of this option, the Participant expressly recognizes that Kimberly-Clark Corporation, with registered offices at 351 Phelps Drive, Irving, Texas 75038, U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between the Participant and the Corporation since the Participant is participating in the Plan on a wholly commercial basis and his or her sole Employer is Kimberly-Clark de Mexico, S.A. de C.V. (“KCC-Mexico”). Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Participant and the Employer, KCC-Mexico and do not form part of the employment conditions and/or benefits provided by KCC-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.
The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Corporation; therefore, the Corporation reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.
Finally, the Participant hereby declares that he or she does not reserve to himself or herself any action or right to bring any claim against Kimberly-Clark Corporation for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Corporation, its shareholders, officers, agents, or legal representatives or Affiliates with respect to any claim that may arise.
Spanish Translation
Modificación
Al aceptar el otorgamiento de la opción de Compra de Acciones, el Empleado entiende y acuerda que cualquier modificación al Plan o al Acuerdo o su terminación, no cambiará o disminuirá los términos y condiciones de empleo.

Reconocimiento del Otorgamiento
Al aceptar el otorgamiento de la opción de Compra de Acciones, el Empleado está de acuerdo en haber recibido una copia del Plan, del Acuerdo incluyendo el presente Anexo “A” y ha revisado el Plan y el Acuerdo, incluyendo este Anexo “A” en su totalidad y comprende y acepta todas las disposiciones previstas en el Plan, en el Acuerdo, incluyendo el presente Anexo “A”. Asimismo, el Empleado reconoce que ha leído y manifiesta su específica y expresa conformidad con los términos y condiciones establecidos del Acuerdo, en el cual claramente se describe y establece lo siguiente:

(1)    La participación del Empleado en el Plan no constituye un derecho adquirido.
(2)    El Plan y la participación del Empleado en el Plan se ofrecen por la Compañía de forma completamente discrecional.
(3)    La participación del Empleado en el Plan es voluntaria.
(4)    Ni la Compañía ni sus Afiliadas son responsables por la reducción del valor de la opción de Compra de Acciones emitida bajo el Plan.
Reconocimiento de la Legislación Laboral y Declaracion de la Poltitica
Al aceptar el otorgamiento de la opción de Compra de Acciones, el Empleado expresamente reconoce que Kimberly-Clark Corporation con oficinas registradas en 351 Phelps Drive, Irving, Texas 75038, U.S.A., es la única responsable por la administración del Plan y que la participación del Empleado en el Plan y en su caso la adquisición de las Opciones de Compra de Acciones o Acciones no constituyen ni podrán interpretarse como una relación de trabajo entre el Empleado y Kimberly-Clark Corporation, ya que el Empleado participa en el Plan en un marco totalmente comercial y su único Patrón lo es Kimberly-Clark de Mexico, S.A. de C.V. con domicilio en Kimberly-Clark de Mexico, S.A. de C.V. Mexico. Derivado de lo anterior, el Empleado expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Empleado y el Patrón, Kimberly-Clark de Mexico, S.A. de C.V. y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por Kimberly-Clark de Mexico, S.A. de C.V. y que cualquier modificación al Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones de la relación de trabajo del Empleado.
Asimismo, el Empleado reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de Kimberly-Clark Corporation por lo tanto, Kimberly-Clark Corporation se reserva el absoluto derecho de modificar y/o terminar la participación del Empleado en cualquier momento y sin responsabilidad alguna frente el Empleado.
Finalmente, el Empleado por este medio declara que no se reserva derecho o acción alguna que ejercitar en contra de Kimberly-Clark Corporation por cualquier compensación o daño en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Empleado otorga el más amplio finiquito que en derecho proceda a Kimberly-Clark Corporation , sus afiliadas, subsidiarias, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales en relación con cualquier demanda que pudiera surgir.
NETHERLANDS
There are no country-specific provisions.
NEW ZEALAND
Securities Law Information
The Participant is being offered options which, if exercised, will entitle the Participant to acquire shares of Common Stock in accordance with the terms of the Award Agreement and the Plan. The shares of Common Stock, if issued, will give the Participant a stake in the ownership of the Corporation. The Participant may receive a return if dividends are paid.
If the Corporation runs into financial difficulties and is wound up, the Participant will be paid only after all creditors and holders of preference shares (if any) have been paid. The Participant may lose some or all of the Participant’s investment, if any.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Participant may not be given all the information usually required.

The Participant will also have fewer other legal protections for this investment. The Participant is advised to ask questions, read all documents carefully, and seek independent financial advice before committing.
The shares of Common Stock are quoted on the New York Stock Exchange (“NYSE”). This means that if the Participant acquires shares of Common Stock under the Plan, the Participant may be able to sell the shares of Common Stock on the NYSE if there are interested buyers. The Participant may get less than the Participant invested. The price will depend on the demand for the shares of Common Stock.
For information on risk factors impacting the Corporation’s business that may affect the value of the shares of Common Stock, the Participant should refer to the risk factors discussion on the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Corporation’s “Investor Relations” website at http://investor.kimberly-clark.com/index.cfm.
NICARAGUA
There are no country-specific provisions.
NIGERIA
There are no country-specific provisions.
PANAMA
Securities Law Information
Neither this option nor any shares that the Participant may acquire at exercise of this option constitute a public offering of securities, as they are available only to Participants of the Corporation and its Affiliates.
PARAGUAY
There are no country-specific provisions.
PERU
Securities Law Information
The offer of this option is considered a private offering in Peru; therefore, it is not subject to registration in Peru. For more information concerning the offer, please refer to the Plan, the Award Agreement and any other materials or documentation made available by the Corporation. For more information regarding the Corporation, please refer to the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available at www.sec.gov, as well as the Corporation’s “Investor Relations” website at http://investor.kimberly-clark.com.
Labor Law Acknowledgment
By accepting the Award, the Participant acknowledges that the options are being granted ex gratia with the purpose of rewarding the Participant.
POLAND
Foreign Asset/Account Reporting Information
Polish resident holding foreign securities (e.g., shares of Common Stock) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds PLN 7 million. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland. Polish residents should consult with their personal tax advisor to determine their personal reporting obligations.

Exchange Control Information
If a Polish resident transfers funds in excess of €15,000 into Poland, the funds must be transferred via a Polish bank account or financial institution. Polish residents are required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such transaction occurred.
PORTUGAL
Language Consent
The Participant hereby declares that the Participant has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Award Agreement.
Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no Acordo.
Exchange Control Information
If the Participant receives shares of Common Stock, the acquisition of shares of Common Stock should be reported to the Banco de Portugal for statistical purposes. If the shares of Common Stock are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Participant’s behalf. If the shares of Common Stock are not deposited with a commercial bank or financial intermediary in Portugal, the Participant is responsible for submitting the report to the Banco de Portugal.
PUERTO RICO
There are no country specific provisions.
SINGAPORE
Securities Law Information
This option is being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that this option is subject to section 257 of the SFA and the Participant will not be able to make (i) any subsequent sale of the shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Common Stock in Singapore, unless such sale or offer is made (a) after six months of the Grant Date or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Chief Executive Officer and Director Notification Obligation
If the Participant is the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of the Corporation’s Singapore Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Corporation’s Singapore Affiliate in writing when the Participant receives an interest (e.g., an option or shares) in the Corporation or any Affiliate. In addition, the Participant must notify the Corporation’s Singapore Affiliate when he or she sells shares of the Corporation or of any Affiliate (including when the Participant sells shares acquired upon exercise of this option). These notifications must be made within two business days of (i) acquiring or disposing of any interest in the Corporation or any Affiliate, or (ii) any change in a previously-disclosed interest (e.g., upon exercise of the options or when shares of Common Stock acquired under the Plan are subsequently sold). In addition, a notification of the Participant’s interests in the Corporation or any Affiliate must be made within two business days of becoming the CEO or a director, associate director or shadow director.
SLOVAK REPUBLIC
Foreign Asset/Account Reporting Information
If the Participant permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Participant will be obligated to report his or her foreign assets (including any foreign securities) to the National Bank of Slovakia (provided that the value of the foreign assets exceeds an amount of €2,000,000). These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia’s website at www.nbs.sk.
SLOVENIA
There are no country-specific provisions.
SOUTH AFRICA
Tax Acknowledgment
By accepting this option, the Participant agrees to notify the Employer of the amount of any gain realized upon exercise of this option. If the Participant fails to advise the Employer of the gain realized upon exercise, the Participant may be liable for a fine. The Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.
If the Participant uses cash to exercise this option and purchase shares, rather than a cashless exercise method, the Participant must first obtain a “Tax Clearance Certificate (in Respect of Foreign Investment)” from the South African Reserve Service ("SARS"). The Participant must renew this Tax Clearance Certificate every twelve months, or such other period as may be required by SARS. The Participant must also complete a transfer of funds application form to transfer the funds. The Tax Clearance Certificate should be presented to a dealer of the Exchange Control Department of the South Africa Reserve Bank (it is likely that the Participant’s bank will qualify as such a dealer), together with a completed application form to transfer funds. No transfer of funds may be completed unless the original Tax Clearance Certificate bears the official stamp and signature of the Office of Receiver of Revenue of SARS.
Exchange Control Information
To participate in the Plan, the Participant must comply with exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa.
Upon application, the Participant is subject to an overall offshore investment allowance of ZAR11,000,000. The first ZAR1,000,000 of the annual investment allowance requires no Tax Clearance Certificate to be issued to the employee. The next ZAR10,000,000 requires a Tax Clearance Certificate. This limit does not apply to non-resident employees. This is a cumulative allowance, and Participant's ability to remit funds for the purchase of shares will be reduced if Participant’s foreign investment limit is utilized to make an investment offshore that is unrelated to the Plan. If the ZAR11,000,000 limit is exceeded, the Participant may still apply to transfer funds for the exercise of this option; however, should approval be given, typically the shares obtained from the exercise must be sold immediately and the proceeds exceeding ZAR11,000,000 repatriated to South Africa.
If the Participant exercises this option using either the cashless sell-all exercise method or the cashless sell-to-cover method, it is not necessary to obtain a Tax Clearance Certificate (as described above) or a transfer of funds application form.  In addition, under a cashless sell-to-cover method, the Participant may acquire and hold shares up to any amount, even in excess of ZAR11,000,000.  The value of the shares acquired using a cashless sell-to-cover exercise method will not be counted against the ZAR11,000,000 limit.  The sale proceeds of such shares may be held offshore and will not count against the investment limit.
Because the Exchange Control Regulations change frequently and without notice, the Participant understands that he or she should consult a legal advisor prior to the purchase or sale of shares under the Plan to ensure compliance with current regulations. The Participant understands that it is his or her responsibility to comply with South African exchange control laws, and neither the Corporation nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.
Securities Law Information
In compliance with South African securities law, Participant acknowledges that the documents listed below are available for review at the addresses listed below:

a)	The Corporation's most recent annual financial statements: http://investor.kimberly-clark.com/sec.cfm?DocType=Annual&Year;

b)
The Corporation's most recent Plan prospectus may be accessed online through Merrill Lynch, or such other stock plan service provider as may be selected by the Corporation in the future, at www.mybenefits.ml.com in the Document Library.

A copy of the above documents will be sent free of charge upon written request to Stock Plan Administrator, P.O. Box 619100, Dallas, Texas 75261-9100. In addition, the Participant should contact his or her tax advisor for specific information concerning his or her personal tax situation with regard to Plan participation.
SPAIN
Securities Law Information
No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of this option. The Award Agreement (including this Appendix A) has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Labor Law Acknowledgment
By accepting this option, the Participant acknowledges that he or she understands and agrees to participation in the Plan and that he or she has received a copy of the Plan.
The Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant Options under the Plan to individuals who may be employees of the Corporation or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Corporation or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of this option and the underlying shares is unknown and unpredictable. In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then this option shall be null and void.
Further, the Participant understands that this option is a conditional right. The Participant shall forfeit any unvested portion of this option upon termination of employment unless such termination is due to a Qualified Termination of Employment. In addition, if the Participant’s employment is terminated for any reason other than death, Retirement, or Total and Permanent Disability, this option shall be exercisable only to the extent provided in Section 2(a) of the Award Agreement. The terms of this paragraph apply even if (1) the Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant terminates his or her employment or service relationship due to a change of work location, duties or any other employment or contractual condition; and (4) the Participant terminates his or her employment or service relationship due to a unilateral breach of contract by the Corporation or an Affiliate. Consequently, upon termination of the Participant’s employment or service relationship for any of the above reasons, the Participant may automatically lose any rights to the options that were not vested on the date of termination of the Participant’s employment or service relationship, as described in the Plan and the Award Agreement.
Exchange Control Information
The acquisition, ownership and sale of shares of Common Stock under the Plan must be declared to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), which is a department of the Ministry of Economy and Competitiveness. The Participant must also declare ownership of any shares of Common Stock by filing a Form D-6 with the Directorate of Foreign Transactions each January while the shares of Common Stock are owned. In addition, the sale of shares of Common Stock must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530) (or the Participant holds 10% or more of the share capital of the Corporation or such other amount that would entitle the Participant to join the Corporation's Board of Directors), in which case, the filing is due within one month after the sale.

When receiving foreign currency payments derived from the ownership of shares of Common Stock (e.g., sale proceeds) exceeding €50,000, the Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. The Participant will need to provide the institution with the following information: (i) the Participant’s name, address, and tax identification number; (ii) the name and corporate domicile of the Corporation; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.
Spanish residents are required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any shares of Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Common Stock made to the Participant by the Corporation or through a U.S. brokerage account) if the value of the transactions for all such accounts during the prior year or the balances in such accounts as of December 31 of the prior year exceeds €1,000,000. If neither the total balances nor total transactions with non-residents during the relevant period exceed €50,000,000, a summarized form declaration may be used. More frequent reporting is required if such transaction value or account balance exceeds €100,000,000.
Foreign Asset/Account Reporting Information
If the Participant holds rights or assets (e.g., shares of Common Stock or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Common Stock, cash, etc.) as of December 31 each year, the Participant is required to report certain information regarding such rights and assets on tax form 720.  After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000.  The reporting must be completed by the following March 31.
SWITZERLAND
Securities Law Information
The options offered by the Corporation are considered a private offering in Switzerland; therefore, such offer is not subject to registration in Switzerland. Neither this document nor any other materials relating to the option constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the option may be publicly distributed nor otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the options have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).
TAIWAN
Securities Law Information
The offer of participation in the Plan is available only for employees of the Corporation and its Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information
Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock or the receipt of dividends) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, the Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.
If the transaction amount is US$500,000 or more in a single transaction, the Participant may be required to provide additional supporting documentation to the satisfaction of the remitting bank. The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

THAILAND
Exchange Control Information
If the proceeds from the sale of shares of Common Stock or the receipt of dividends paid on such shares are equal to or greater than US$50,000 in a single transaction, Thai residents must repatriate all cash proceeds to Thailand immediately following the receipt of the cash proceeds and then either convert such proceeds to Thai Baht or deposit the proceeds into a foreign currency account opened with a commercial bank in Thailand within 360 days of repatriation. In addition, Thai residents must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If the Participant fails to comply with these obligations, the Participant may be subject to penalties assessed by the Bank of Thailand.
The Participant should consult his or her personal advisor prior to taking any action with respect to remittance of cash proceeds into Thailand. The Participant is responsible for ensuring compliance with all exchange control laws in Thailand.
TRINIDAD & TOBAGO
There are no country-specific provisions.
TURKEY
Securities Law Information
Turkish residents are not permitted to sell shares of Common Stock acquired under the Plan in Turkey. Turkish residents must sell the shares of Common Stock acquired under the Plan outside of Turkey. The Shares are currently traded on the New York Stock Exchange in the U.S. under the ticker symbol “KMB” and shares of Common Stock may be sold on this exchange.
Exchange Control Information
Under Turkish law, Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey.  Therefore, the Participant may be required to appoint a Turkish broker to assist him or her with the exercise of the option or the sale of the shares of Common Stock acquired under the Plan.  The Participant should consult his or her personal legal advisor before selling any shares of Common Stock acquired under the Plan to confirm the applicability of this requirement to the Participant.
UNITED ARAB EMIRATES
Securities Law Information
The offer of options is available only for select employees of the Corporation and its Affiliates and is in the nature of providing employee incentives in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such employees and must not be delivered to, or relied on, by any other person. Prospective purchasers of securities should conduct their own due diligence.
The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with this statement, including the Plan and the Award Agreement, or any other incidental communication materials distributed in connection with this option. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has approved this statement nor taken steps to verify the information set out in it, and has no responsibility for it. Residents of the United Arab Emirates who have any questions regarding the contents of the Plan and the Award Agreement should obtain independent professional advice.
UNITED KINGDOM
Tax Acknowledgment
The following information supplements the information regarding Tax-Related Items in the Acknowledgment of Conditions section of the Award Agreement:
Without limitation to the information regarding Tax-Related Items in the Award Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the

Corporation or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant agrees to indemnify and keep indemnified the Corporation and/or the Employer for all Tax-Related Items that they are required to pay, or withhold or have paid or will pay to HMRC on the Participant’s behalf (or any other tax authority or any other relevant authority) and authorizes the Corporation and/or the Employer to recover such amounts by any of the means referred to in the Acknowledgment of Conditions section of the Award Agreement.
Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant understands that he or she may not be able to indemnify the Corporation for the amount of any Tax-Related Items not collected from or paid by the Participant, if the indemnification could be considered a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable.
The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Corporation or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which the Corporation and/or the Employer may also recover from the Participant at any time thereafter by any of the means referred to in the Acknowledgment of Conditions section of the Award Agreement.
URUGUAY
There are no country-specific provisions.